Exhibit 99.4

Execution Version

SECOND AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 2

Date:	March 6, 2023

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Royal Bank of Canada

Reference Number:	To be advised.

The purpose of this Second Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Royal Bank of Canada (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on March 9, 2021 (the “Original Transaction”). This Second Amended and Restated Supplemental Confirmation, dated March 6, 2023, amends and restates in its entirety the Amended and Restated Supplemental Confirmation, dated November 24, 2021, which amended and restated in its entirety the Supplemental Confirmation, dated March 9, 2021 (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date and the Second Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Second Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Second Amendment and Restatement Date for the Transaction referenced below.

1.       This Second Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 26, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Second Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Second Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	March 9, 2021
Second Amendment and Restatement Date:	March 6, 2023
Amendment and Restatement Date:	November 24, 2021
Prepayment Amount:	USD 9,195,026.00
Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

First Amendment Payment Amount:	USD 314,674.73. Counterparty agrees to pay Dealer the First Amendment Payment Amount on the First Amendment Payment Date.
First Amendment Payment Date:	The second Currency Business Day following the Amendment and Restatement Date.
Second Amendment Payment Amount:	USD 787,834.29. Counterparty agrees to pay Dealer the Second Amendment Payment Amount on the Second Amendment Payment Date.
Second Amendment Payment Date:	The second Currency Business Day following the Second Amendment and Restatement Date.
Second Amendment Reference Price:	USD 199.7500
Forward Floor Price:	USD 199.7500
Forward Cap Price:	USD 219.7250
Final Disruption Date:	February 21, 2025
Contractual Dividend:	USD 0.435 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	858	11/25/2024
2	858	11/26/2024
3	858	11/27/2024
4	858	12/2/2024
5	858	12/3/2024
6	858	12/4/2024
7	858	12/5/2024
8	858	12/6/2024
9	858	12/9/2024
10	858	12/10/2024
11	858	12/11/2024
12	858	12/12/2024
13	858	12/13/2024
14	858	12/16/2024
15	858	12/17/2024
16	858	12/18/2024
17	858	12/19/2024
18	858	12/20/2024
19	858	12/23/2024
20	858	12/26/2024

21	858	12/27/2024
22	858	12/30/2024
23	858	12/31/2024
24	858	1/2/2025
25	858	1/3/2025
26	858	1/6/2025
27	858	1/7/2025
28	858	1/8/2025
29	858	1/9/2025
30	858	1/10/2025
31	858	1/13/2025
32	858	1/14/2025
33	858	1/15/2025
34	858	1/16/2025
35	858	1/17/2025
36	858	1/21/2025
37	858	1/22/2025
38	858	1/23/2025
39	858	1/24/2025
40	857	1/27/2025
41	857	1/28/2025
42	857	1/29/2025
43	857	1/30/2025
44	857	1/31/2025
45	857	2/3/2025
46	857	2/4/2025
47	857	2/5/2025
48	857	2/6/2025
49	857	2/7/2025
50	857	2/10/2025

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to the Original Transaction have been made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

Counterparty hereby agrees (a) to check this Second Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Second Amended and Restated Supplemental Confirmation relates by manually signing this Second Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

ROYAL BANK OF CANADA

		By:	/s/ Dawn Laabs
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Managing Director

[Signature Page to 2nd A&R Supplemental Confirmation No. 2 (RBC)]